Exhibit 5.1


                             Opinion re legality of
                          Dolgenos Newman & Cronin LLP

                                   EXHIBIT 5.1



                          Dolgenos Newman & Cronin LLP
                  -------------------------------------------------
                     96 Spring Street, New York, N.Y. 10012
                          212-925 2800 Fax 212-925-0690



May 30, 1997



Avitar, Inc.
556 Washington Avenue, Suite 202
North Haven, Connecticut 06473
Tel.: (203) 234-7737



Gentlemen:

We have acted as counsel to Avitar, Inc., a Delaware corporation (the "Company"), in connection with the proposed offering of up to 550,000 shares of Common Stock, $0.01 par value by certain Selling Stockholders as described in that certain Reoffer Prospectus to be filed as Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 executed by the Company and filed with the Securities and Exchange Commission on May 9, 1997 (as amended, the "Prospectus" and "Registration Statement").

In rendering this opinion we have examined copies of the Registration Statement; the Company's Certificate of Incorporation, as amended, and such other instruments, certificates and documents as we have deemed necessary or appropriate for the purpose of rendering this opinion.

In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents submitted to us as copies. We have further assumed for the purpose of this opinion the due authorization and, as applicable, the due execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced documents and all documents contemplated by the Registration Statement to be executed.

Based on and subject to the foregoing, and limited in all respects to matters of New York law and the General Corporation Law of the State of Delaware, we are of the opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

Avitar, Inc.
May 30, 1997
Page 2


         2. The Company has authorized capitalization of thirty million shares, of which twenty-five million (25,000,000) shares are Common Stock, $0.01 par value, and five million (5,000,000) shares are Preferred Stock, $0.001 par value.

         3. As of the date hereof, 12,760,263 shares of Common Stock have been duly and validly issued and are fully paid and non-assessable.

         4. The shares of Common Stock included in the Registration Statement will, when issued in accordance with the terms and procedures set forth in the Registration Statement, constitute legally and validly issued, fully paid and non-assessable shares of Common Stock.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


Very truly yours,

DOLGENOS NEWMAN & CRONIN LLP


By: /s/EUGENE M. CRONIN